EXHIBIT 3.1

AMENDMENT TO BY-LAWS OF

KIT DIGITAL, INC.

At a meeting of the Board of Directors of KIT digital, Inc. held on Friday July 20, 2012, the By-Laws of the Corporation were amended as follows:

1. Section 7(c)(1)(C) was amended to insert the following marked quoted text in such Section after the first reference therein to the “ninetieth (90th) day”:

“(provided, however, that solely for the annual meeting to be held in 2012, any Nomination made pursuant to Section 7(a)(3) shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation not later than the close of business of the sixty ninth (69th day))”.

2. As a result, Section 7(c)(1)(C) as so amended reads as follows (with new language shown marked):

“In the case of an annual meeting of stockholders of the corporation, to be timely, any Nomination made pursuant to Section 7(a)(3) shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day (provided, however, that solely for the annual meeting to be held in 2012, any Nomination made pursuant to Section 7(a)(3) shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation not later than the close of business of the sixty ninth (69th day)) nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.”

3. No other provision of the By-laws was changed and the remaining provisions of the By-laws continue in full force and effect and are not otherwise affected by the amendment.